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                     July 13, 2021

       Keith Taylor
       Chief Financial Officer
       EQUINIX INC
       One Lagoon Drive
       Redwood City, CA 94065

                                                        Re: EQUINIX INC
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed on February
19, 2021
                                                            File No.000-31293

       Dear Mr. Taylor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction